Exhibit 3.1

Avinger Receives 510(k) Clearance for Tigereye ST

Image-Guided CTO Crossing System

Redwood City, Calif., April 26, 2023 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of vascular disease, today announced the company has received 510(k) clearance from the U.S. Food & Drug Administration (FDA) for Tigereye® ST, its next-generation image-guided chronic total occlusion (CTO) crossing system.

Tigereye ST expands and advances Avinger’s proprietary image-guided CTO product line with compelling new features and benefits. Tigereye ST incorporates design upgrades to the tip configuration and catheter shaft to increase crossing power and procedural success in challenging lesions, as well as design enhancements for ease of image interpretation during the procedure. Tigereye ST continues to provide the high-definition real-time intravascular imaging, user-controlled deflectable tip, and faster rotational speeds introduced to the platform in 2021. Product specifications include a working length of 140 cm, 5 French sheath compatibility, and low crossing profile for treatment of lesions in the peripheral vessels both above and below the knee.

Avinger will initiate a limited launch of Tigereye ST in the current quarter with plans to expand to full commercial availability in the U.S. in the third quarter of 2023.

“The FDA clearance of Tigereye ST extends our ability to empower physicians with the unique benefits of real-time visualization from within the artery during treatment to enhance procedural safety, efficacy, and efficiency,” commented Jeff Soinski, Avinger’s President and CEO. “We are excited to initiate the limited launch of this new device and most of all to provide an important new tool for interventional physicians to treat their most challenging cases.”

Dr. Jaafer Golzar, Avinger’s Chief Medical Officer and a highly experienced interventional cardiologist treating patients with peripheral CTOs noted, “Treating CTOs presents significant technical challenges to physicians, and we have a limited set of minimally invasive tools to provide safe and effective outcomes for this high-risk patient population. With Tigereye ST, a physician can precisely control the device to stay safely within the lumen while successfully crossing challenging lesions. Intraluminal crossing provides a wider variety of treatment options, results in less potential for vascular injury, and provides better long-term clinical outcomes for patients.”

Avinger's Lumivascular technology incorporates an onboard image-guidance system to allow physicians, for the first time ever, to see inside the artery during an atherectomy or CTO-crossing procedure by using an imaging modality called optical coherence tomography, or OCT. During the procedure, high-resolution intravascular OCT images are displayed on Avinger's Lightbox console in real-time to guide therapy. Physicians performing therapeutic procedures with other devices must rely solely on X-ray images and tactile feedback to guide their interventions while treating complicated arterial disease. With the Lumivascular approach, physicians can more accurately navigate their devices and treat PAD lesions to deliver safe and effective outcomes, without exposing healthcare workers and patients to the negative effects of ionizing radiation.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox series of imaging consoles, the Ocelot and Tigereye® family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Follow Avinger on Twitter and Facebook.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our planned launch of Tigereye ST, patient and physician benefits of Tigereye ST, and physician adoption of Tigereye ST. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the resource requirements related to our products; the timing and outcome of product launch; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023, as amended, and Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Investor Contact:

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Public Relations Contact:

Phil Preuss

Chief Marketing Officer

Avinger, Inc.

(650) 241-7942

pr@avinger.com